AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS

OF

PETRON ENERGY II, INC.

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes, Petron Energy II, Inc., a corporation organized and existing under the Nevada Revised Statutes (the "Company"),

DOES HEREBY CERTIFY that (a) pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, of the Company, and pursuant to Section 78.1955 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent of all members of the Board of Directors on June __, 2013, and (b) the majority shareholder of the Company’s Series B Convertible Preferred Stock by a written consent of such Series B Convertible Preferred Stock shareholders on June __, 2013, duly adopted a resolution providing for the amendment and restatement of the Company’s Series B Convertible Preferred Stock designation originally filed with the Secretary of State of Nevada on February 17, 2012, which resolution is and reads as follows:

RESOLVED, that a series of the preferred stock, par value $0.001 per share, of the Company be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series B Convertible Preferred Stock"; and

FURTHER RESOLVED, that the Series B Convertible Preferred Stock shall consist of 6,000,000 shares; and

RESOLVED, that the Series B Convertible Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below (the “Designation” or the “Certificate of Designations”):

Section 1. DESIGNATION OF SERIES; RANK. The shares of such series shall be designated as the "Series B Convertible Preferred Stock" (the "Preferred Stock" or “Series B Preferred Stock”) and the number of shares initially constituting such series shall be up to 6,000,000 shares.

Section 2. DEFINITIONS.

For purposes of this Designation, the following definitions shall apply:

(a)                 “Aggregate Conversion Value” means the product of the total shares of Series B Preferred Stock subject to any Conversion and the Original Issue Price of the Series B Preferred Stock.

(b)                 “Business Day” means a day in which a majority of the banks in the State of Texas in the United States of America are open for business.

(c)                 "Closing Sales Price" means, for any security as of any date, the last sales price of such security on the principal trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company if Bloomberg Financial Markets is not then reporting closing sales prices of such security) (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sales price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if there is no closing price on such date, the closing price on the last date that the security was traded. If the Closing Sales Price cannot be calculated for such security on any of the foregoing bases, the Closing Sales Price of such security on such date shall be the fair market value as reasonably determined by a valuation firm, with experience in the valuation of securities similar to the Company’s, chosen by the Board of Directors of the Company in its sole discretion, with the costs of such appraisal to be borne by the Company.

(d)                 “Common Stock” means the Company’s $0.001 par value common stock, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Company is a constituent corporation.

(e)                 “Conversion Date” shall mean January 7, 2013.

(f)                  "Distribution" shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Company for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of capital stock of the Company in connection with the settlement of disputes with any shareholder, (iv) any other repurchase or redemption of capital stock of the Company approved by the holders of (a) a majority of the Common Stock and (b) a majority of the Preferred Stock of the Company voting as separate classes.

(g)                 “Holder” shall mean the person or entity in which the Preferred Stock is registered on the books of the Company, which shall initially be the person or entity which subscribes for the Preferred Stock, and shall thereafter be permitted and legal assigns of the initial Holder (or any subsequent Holder), whether the Company is provided notice of such transfer or assignment or not.

(h)                 “Holders” shall mean all Holders of the Series B Preferred Stock.

(i)                   “Junior Stock” shall mean the Common Stock and each other class of capital stock or series of preferred stock of the Company established prior to or after the Original Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series B Preferred Stock upon the liquidation, winding-up or dissolution of the Company.

(j)                  “Liquidation Preference” shall mean the Original Issue Price per share for each share of Series B Preferred Stock (as appropriately adjusted for any Recapitalizations).

(k)                 “Original Issue Date” shall mean the date upon which the shares of Preferred Stock are first issued.

(l)                   “Original Issue Price” shall equal $5,910,000 divided by the total number of Series B Preferred Stock shares originally issued by the Company prior to the Initial Conversion Date (as appropriately adjusted for any Recapitalizations).

(m)               “Senior Securities” shall mean any senior debt or other securities of the Company, including such debt held by banks and/or institutions, which hold security interests over the Company’s assets as of the Original Issue Date, or which the Company may agree in the future to provide such first priority security interests to, which shall not require the approval and/or consent of the Series B Preferred Stock Holders.

(n)                 “Trading Day” means any day on which the Common Stock is traded for any period on a national exchange or market, the Over-The-Counter Bulletin Board, the pink sheets or on the principal securities exchange or other securities market on which the Common Stock is then being traded, if any, provided that the Common Stock shall not need to trade with any volume, but only be eligible to be traded to constitute a Trading Day hereunder.

(o)                 “Preferred Stock Certificates” means the certificates, as replaced from time to time, evidencing the outstanding Preferred Stock shares.

(p)                 "Recapitalization" shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(q)                 “Restricted Shares” means shares of the Company’s Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act of 1933, as amended and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar):

"The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts."

SECTION 3. DIVIDENDS.

(a) The holders of the Preferred Stock shall not be entitled to receive any dividends.

(b) To the fullest extent permitted by the Nevada Revised Statutes, the Company shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Company to be unable to pay its debts as they become due in the usual course of business.

SECTION 4. LIQUIDATION PREFERENCE

(a)    Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of the Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Company to the Holders of the Junior Stock by reason of their ownership of such stock, but not prior to any holders of the Company’s Senior Securities, which holders shall have priority to the distribution of any assets of the Company, an amount per share for each share of Preferred Stock held by them equal to the sum of the Liquidation Preference specified for such share of Preferred Stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the Holders of the Preferred Stock are insufficient to permit the payment to such Holders of the full amounts specified in this Section 4(a), subsequent to the payment to the Senior Securities then the entire remaining assets of the Company following the payment to the Senior Securities legally available for distribution shall be distributed with equal priority and pro rata among the Holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 4(a).

(b)    Remaining Assets. After the payment to the Holders of Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Company legally available for distribution by the Company shall be distributed with equal priority and pro rata among the Holders of the Junior Stock in proportion to the number of shares of Junior Stock, and the terms of such Junior Stock, held by them.

(c)    Valuation of Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Company by another entity, the Distribution date shall be deemed to be the date such transaction closes.

SECTION 5. AUTOMATIC AND MANDATORY CONVERSION; AND ADDITIONAL CONVERSION OPTION. The Preferred Stock shall not be convertible into Common Stock and have no other conversion rights except as specifically set forth below:

(a)    Mandatory Conversion and Additional Conversion.

(i) On the Conversion Date and subject only to the Ownership Limitation, all of the shares of Preferred Stock then held by each Holder shall automatically and without any required action by any Holder, be converted into that number of fully-paid, non-assessable shares of Common Stock as determined by dividing the Aggregate Conversion Value of the Series B Preferred shares subject to such conversion by the Mandatory Conversion Price (the “Mandatory Conversion” ).

(ii) No Mandatory Conversion or subsequent Additional Conversion, as defined below, each a “Conversion”, shall result in the Conversion of more than that number of shares of Series B Preferred Stock, if any, such that, upon Conversion, the aggregate beneficial ownership of the Company's Common Stock (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of such Holder and all persons affiliated with such Holder ("Beneficial Ownership") is more than 9.99% of the Company's Common Stock then outstanding (the "Ownership Limitation"). The Company’s transfer agent shall be authorized to promptly disclose the total outstanding shares of Common Stock of the Company to the Holder from time to time at the request of the Holder in order for the Holder to determine its compliance with the Ownership Limitation. In the event any Conversion would result in the issuance of shares of Common Stock to any Holder in excess of the Ownership Limitation, only that number of shares of Series B Preferred Stock which when Converted would not result in such Holder exceeding the Ownership Limitation shall be subject to such applicable Conversion, if any, and Holder shall continue to hold any remaining shares of Series B Preferred stock, the Conversion of which would result in Holder exceeding the Ownership Limitation. Thereafter, from time to time, on such day, if ever, that Holder has Beneficial Ownership of Common Stock of less than the Ownership Limitation (an "Additional Conversion Date"), Holder shall have the renewable option to convert that number of additional shares of Series B Preferred Stock into shares of Common Stock in an amount that shall not exceed the Ownership Limitation and which shall be subject to the same terms and conditions herein as any other Conversion (each an “Additional Conversion” and such option, the “Additional Conversion Option”), provided that the Common Stock shares issuable to the Holder upon an Additional Conversion shall total the Aggregate Conversion Value of the Series B Preferred shares subject to such Additional Conversion divided by the Additional Conversion Price. The Additional Conversion Option may be exercised from time to time by and at the option of the Holder until Holder does not hold any shares of Series B Preferred Stock. The Additional Conversion Option shall only be exercised upon tender of a written demand to the Company by Holder specifying the number of Series B Preferred Stock shares to be converted and the number of Common Stock shares to be received. The Company shall accept and approve the Additional Conversion Option and issue the Conversion Shares (as defined below) to the Holder within four (4) days of the date such Additional Conversion Option notice is received by the Company.

(iii) Following a Conversion, the Company shall issue to each Holder all shares of Common Stock which such Holder is due in connection with such Conversion (the "Conversion Shares") and promptly deliver such Conversion Shares to the address of Holder which the Company then has on record, provided that the Company is not required to receive any confirmation that such Conversion Shares were received by any Holder, but instead assuming such Conversion Shares were sent to the address which the Company then has on record for such Holder, the Conversion Shares shall be treated as received by the Holder for all purposes on the four (4th) Business Day following the date such Conversion Shares were sent by the Company (the "Delivery"). The Conversion Shares issuable in connection with a Conversion shall be fully-paid, non-assessable shares of Common Stock. The Conversion Shares shall be issued as free-trading and without restrictive legend and not as Restricted Shares (“Free Trading Shares”) pursuant to Rule 144 of the Securities Act of 1933, as amended, and the Company shall arrange for its legal counsel to promptly (but in no event later than four (4) days after the Additional Conversion Option notice is received) issue a legal opinion to Holder allowing for the issuance of such Free Trading Shares. In the event the Company’s legal counsel is unable or unwilling to provide a Rule 144 legal opinion to Holder for any reason, or in the event the Company’s legal counsel does not timely provide such opinion, the Holder may obtain the opinion of a third party attorney, which shall be required to make substantially similar conclusions and provide substantially similar opinions as the Company’s standard form of Rule 144 legal opinion, which opinion the Company shall not delay, condition or unreasonably refuse to accept for any reason and which costs of such opinion, whether rendered by the Company’s legal counsel or a third party attorney shall be paid by the Company in advance. In addition to the costs of the legal opinion, any and all costs of the Transfer Agent (including, but not limited to issuance and mailing fees) shall be paid by the Company.

(iv) The issuance and Delivery by the Company of the Conversion Shares shall fully discharge the Company from any and all further obligations under the Preferred Stock subject to such Conversion and shall automatically, and without any required action by the Company or the Holder thereof, result in the cancellation, termination and invalidation of any outstanding Preferred Stock and/or Preferred Stock Certificates subject to the Conversion held by Holder or his, her or its assigns. Upon the Delivery of shares of Common Stock issuable to the Holder in connection with a Conversion (or in the event not all of the Preferred Stock held by any Holder is converted into Common Stock in connection with the Conversion), the Preferred Stock Certificates held by each Holder shall be deemed to be adjusted and reduced to automatically reflect only those shares of Preferred Stock held by such Holder after affecting such Conversion, without any required action by the Company or any Holder.

(v) The Company and/or the Company's Transfer Agent shall be authorized to take whatever action necessary, if any, following the issuance and Delivery of the Conversion Shares to reflect the cancellation of the Preferred Stock subject to the Conversion, which shall not require the approval and/or consent of any Holder, and provided that by agreeing to the terms and conditions of this Designation and the acceptance of the Preferred Stock, each Holder hereby agrees to release the Company and the Company's Transfer Agent from any and all liability whatsoever in connection with the cancellation of the Preferred Stock subject to a Conversion, following a Conversion and a Delivery of such applicable Conversion Shares, regardless of the return to the Company or the Transfer Agent of any certificates representing such Preferred Stock, which as stated above, shall be automatically cancelled as provided above upon the issuance of such Conversion Shares in connection with each applicable Conversion (a "Cancellation").

(vi) Notwithstanding the above, each Holder by accepting such Preferred Stock Certificates hereby covenants that it will, whenever and as reasonably requested by the Company and the Transfer Agent, at its sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Company or the Transfer Agent may reasonably require in order to complete, insure and perfect a Cancellation, if such may be reasonably required by the Company and/or the Company's Transfer Agent.

(vii) In the event that the Delivery of any Conversion Shares is unsuccessful and/or any Holder fails to accept such Conversion Shares, such Conversion Shares shall be held by the Company and/or the Transfer Agent in trust and shall be released to such Holder upon reasonable evidence to the Company or the Transfer Agent that such Holder is the legal owner of such Conversion Shares, provided that the Holder's failure to accept such Conversion Shares and/or the Company's inability to Deliver such shares shall in no event effect the validity of the Cancellation.

(b) Conversion Prices. The "Mandatory Conversion Price" per share of the Preferred Stock in connection with the Mandatory Conversion shall mean the average of the Closing Sales Prices of the Company's common stock on the five Trading Days prior to the Mandatory Conversion Date. The “Additional Conversion Price” per share of the Preferred Stock in connection with any Additional Conversion shall equal the lower of (a) $0.188 per share; and (b) the average of the Closing Sales Prices of the Company's common stock on the five Trading Days prior to the date of the Additional Conversion request. The Mandatory Conversion Price and Additional Conversion Price shall each be referred to herein as applicable as the “Conversion Price”.

(c) Taxes. The Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Preferred Stock so Converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid. The Company shall withhold from any payment due whatsoever in connection with the Preferred Stock any and all required withholdings and/or taxes the Company, in its sole discretion deems reasonable or necessary, absent an opinion from Holder's accountant or legal counsel, acceptable to the Company in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Company.

(d) Fractional Shares. If any Conversion of Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Preferred Stock being converted pursuant to each Conversion), such fractional share shall be rounded up to the nearest whole share and the Holder shall be entitled to receive, in lieu of the final fraction of a share, one additional whole share of Common Stock.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Preferred Stock, the conversion terms in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately adjusted. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Preferred Stock, the conversion terms in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately adjusted.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or the series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Original Issue Price, Liquidation Preference and conversion terms of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately adjusted as necessary. In the event the outstanding shares of Preferred Stock or the series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Original Issue Price, Liquidation Preference and conversion terms of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately adjusted as necessary. Provided, however, that the result of any concurrent adjustment in the Common Stock (as provided under Section 5(e)) and Preferred Stock (as provided under Section 5(f)) shall only be to affect the Original Issue Price and Liquidation Preference once.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 4 above ("Liquidation Rights"), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each Holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a Holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) No Impairment. The Company will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 5(h) shall prohibit the Company from amending its Certificate of Incorporation with the requisite consent of its shareholders and the Board of Directors.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

(j) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the Holders of a majority of the outstanding shares of such series of Preferred Stock, voting separately as a class. Any such waiver shall bind all current and future Holders of shares of such series of Preferred Stock.

(k) Notices of Record Date. In the event that this Company shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the Company;

then, in connection with each such event, this Company shall send to the holders of the Preferred Stock at least ten (10) Business Days' prior written notice of a record date for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such Holder as shown on the books of the Company and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of the Preferred Stock, voting together as a single class.

(l) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will within a reasonable time period make a good faith effort to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(m) Effect of Conversion. On the date of any Conversion, all rights of any Holder with respect to the shares of the Preferred Stock so converted, including the rights, if any, to receive distributions of the Company's assets (including, but not limited to, the Liquidation Preference) or notices from the Company, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of shares of Common Stock into which such shares of the Preferred Stock have been converted.

(n) Sale of Series B Convertible Preferred Stock. Any Holder shall be able to transfer, sell or otherwise dispose of any Series B Convertible Preferred Stock, subject to compliance with applicable securities laws, and the Company shall not have any right to approve, delay or condition any such sales or transfers. Any subsequent holder of shares of Series B Convertible Preferred Stock shall be afforded all of the rights of any original Holder hereunder by the Company, including, but not limited to Conversion rights and where applicable under applicable laws, the rights to Free Trading Shares upon Conversion. Any securities sold or transferred to third parties by any Holder shall not count towards any such Holder’s applicable Ownership Limitation and such third party securities (even if originally held by Holder) shall not be included in the calculation of such Holder’s Ownership Limitation calculation if such securities are not included in the Holder’s Beneficial Ownership.

(o) Rights Upon Default. In the event that (a) the Company does not issue the Free Trading Shares (or such Conversion Shares) when due in the time periods set forth above; (b) the Company breaches any other term or condition, representation or warranty of this Designation; (c) the Company fails to meet any deadlines or requirements (including requirements to pay or advance funds and approve third party legal opinions as set forth herein); (d) the Company shall fail to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (d) the Company shall cease to be subject to the reporting requirements of the Exchange Act; (e) the Company shall take or fail to take steps which cause the Company’s securities to be ineligible for sale pursuant to Rule 144; (f) the Company shall become a “shell company” as defined under the Securities Act of 1933, as amended; (g) the Company shall dissolve, liquidate, cease its operations or admit it is otherwise generally unable to pay its debts as such debts become due; or (h) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company, such shall be considered an event of default hereunder, subject where applicable to any Force Majeure Event, defined below (each an “Event of Default”). Upon the occurrence and during the continuation of any Event of Default, the Company shall pay each Holder, as liquidated damages, which the Company and Holder agree are difficult to estimate, have been agreed to in good faith, are reasonable, and shall serve as a negotiated payment and not a penalty, the greater of $0.00034 per share of Series B Convertible Preferred Stock held by each Holder per day (the “Default Sum”) until such Event of Default is cured, and the actual damages suffered by the Holder as a result of such Event of Default (collectively, the “Default Payment”). In addition to the Default Payment, the Holder shall be paid all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity in connection with any Event of Default. No Event of Default shall be deemed to have occurred and any delay by Petron, its legal counsel or its Transfer Agent (collectively, the “Petron Service Providers”) hereunder shall be excused to the extent such Event of Default or delay is directly applicable to a Force Majeure Event, except for duties to make payments when due or advance costs. “Force Majeure Event” includes acts of God, action of the elements, warlike action, terrorism, insurrection, revolution or civil strife, piracy, civil war or hostile action, national strikes, acute and unusual labor, material or equipment shortages, loss or malfunctions of utilities, computer (hardware or software) or communications services or any other causes (except financial) beyond the control of an applicable Petron Service Provider, it being understood that the applicable Petron Service Provider shall use commercially reasonable best efforts to resume performance as soon as reasonably practicable under the circumstances.

SECTION 6. VOTING. Except as otherwise provided herein or in Section 6(b), or as required by Nevada law, the Series B Preferred Stock shall each vote 1/100th of one voting share (rounded up to the nearest whole voting share) and shall vote together with the shares of the Common Stock of the Company, and not as a separate class, at any annual or special meeting of shareholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each Holder of shares of Series B Preferred Stock shall be entitled to that number of votes as equals 1/100th (rounded up to the nearest whole voting share) the number of shares of Series B Preferred Stock which such Holder holds immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

SECTION 7. REDEMPTION. The Preferred Stock shall have no redemption rights.

SECTION 8. PROTECTIVE PROVISIONS. Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series B Preferred Stock are outstanding, this Company shall not without first obtaining the approval (by written consent, as provided by law or otherwise) of the holders of a majority of the then outstanding shares of Series B Preferred Stock, voting together as a class:

(a)                 Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Convertible Preferred Stock;

(b)                 Effect an exchange, reclassification, or cancellation of all or a part of the Series B Convertible Preferred Stock, but excluding a stock split or reverse stock split of the Company’s Common Stock or Preferred Stock;

(c)                 Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series B Convertible Preferred Stock; or

(d)                 Alter or change the rights, preferences or privileges of the shares of Series B Convertible Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

For clarification, issuances of additional authorized shares of Series B Preferred under the terms herein, shall not require the authorization or approval of the existing shareholders of Preferred Stock.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Preferred Stock. The Company may also designate and issue additional series of preferred stock from time to time in the sole discretion of the Company’s Board of Directors, which such rights, privileges, preferences and limitations shall be determined by the Company’s Board of Directors in its sole discretion, and which designations and issuances shall not require the approval of the holders of the Preferred Stock.

SECTION 9. PREEMPTIVE RIGHTS. Holders of Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

SECTION 10. REPORTS. The Company shall mail to all holders of Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

SECTION 11. NOTICES. In addition to any other means of notice provided by law or in the Company's Bylaws, any notice required by the provisions of this Designation to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at such Holder's address appearing on the books of the Company.

SECTION 12. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) The Company will provide to the Holders of the Series B Preferred Stock all communications sent by the Company to the holders of the Common Stock.

(d) Except as may otherwise be required by law, the shares of the Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designations.

(e) Shares of the Series B Preferred Stock converted into Common Stock shall be retired and canceled and shall have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Company.

(f) Notwithstanding the above terms and conditions of this Designation, the Liquidation Preference and the dollar amounts and share numbers set forth herein shall be subject to adjustment, as appropriate, whenever there shall occur a stock split, stock dividend, combination, reclassification or other similar event involving shares of the Series B Preferred Stock. Such adjustments shall be made in such manner and at such time as the Board of Directors in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution duly adopted by the Board of Directors. Upon any such equitable adjustment, the Company shall promptly deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference following such adjustment.

(g) With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

IN WITNESS WHEREOF, the Company has caused this statement to be duly executed by its Chief Executive Officer this 27 the day of June 2013.

PETRON ENERGY II, INC.

/s/ Floyd L. Smith

Floyd L. Smith

Chief Executive Officer